Exhibit 3.3

DelawareThe First StatePage 1 5976073 8100Authentication: 204437303SR# 20208738716Date: 12-29-20You may verify this certificate online at corp.delaware.gov/authver.shtmlI, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "ALZAMEND NEURO, INC.", FILED IN THIS OFFICE ON THE TWENTY-SECOND DAY OF DECEMBER, A.D. 2020, AT 10:21 O`CLOCK P.M.

STATE OF DELAWARE CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION Alzamend Neuro, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify: FIRST: That the Board of Directors of the Corporation (the "Board") duly adopted, by unanimous written consent pursuant to Section 141 (f) of the General Corporation Law of the State of Delaware, a resolution setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and recommending said amendment to the stockholders of the Corporation for consideration thereof. SECOND: That, in accordance with the unanimous written consent of the Board, the Fourth Article of the Corporation's Certificate oflncorporation is hereby amended by adding the following section to the end of the Fourth Article to read as follows, subject to compliance with applicable law: "On June 28, 2018 (the "Effective Date"), the issued shares of Common Stock, with a par value of $0.0001 per share ("Old Common Stock"), outstanding or held as treasury shares as of the close of business on the Effective Date, shall automatically without any action on the part of the holders of the Old Common Stock be reverse split (the "Split") on a one-for-four basis so that four (4) shares of Old Common Stock shall be converted into and reconstituted as one (1) share of Common Stock, with a par value of$0.000I per share ("New Common Stock"). In lieu of issuing fractional shares as a result of the Reverse Split, the Corporation will round up to the next whole share of the Common Stock. Each holder of a certificate or certificates which immediately prior to the Effective Date represented outstanding shares of Old Common Stock (the "Old Certificates") shall, from and after the Effective Date, be entitled to receive a certificate or certificates (the "New Certificates") representing the shares of New Common Stock into which the shares of Old Common Stock formerly represented by such Old Certificates are reclassified under the terms hereof. Until surrender, each Old Certificate will continue to be valid and represent New Common Stock equal to one-fourth the number of shares of Old Common Stock including any fractional shares. Prior to the Effective Date, there are 197,114,804 issued and outstanding shares of Old Common Stock and 102,885,196 authorized but unissued shares of Common Stock. On the Effective Date, there will be 49,278,701 issued and outstanding shares of New Common Stock and 250,721,299 authorized but unissued shares ofNew Common Stock. The 197,114,804 shares of Old Common Stock are hereby changed into 49,278,701 shares ofNew Common Stock at the rate of one-for-four." THIRD: That, thereafter, in accordance with Section 228 of the General Corporation Law of the State of Delaware, shareholders of the Corporation holding the necessary number of shares as required by statute adopted and approved the amendment by written consent. FOURTH: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware. FIFTH: That said amendment is effective as of June 18, 2018 for accounting purposes only. IN WITNESS WHEREOF, said Corporation has caused this Certificate of Amendment to be signed this 22nd day of December 2020. State of Delaware Secretary of State Division of Corporations Delivered 10:21 PM 12/22/2020 FILED 10:21 PM 12/22/2020 SR 20208738716 -File Number 5976073 Isl Stephan Jackman Stephan Jackman, Chief Executive Officer